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                                                                    Exhibit 23.3



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Maxtor Corporation 1998 Restricted Stock Plan, 1998 Employee Stock Purchase Plan and Amended and Restated 1996 Stock Option Plan of our report dated April 25, 1996, except for the first paragraph of the "Subsequent Event" footnote as to which the date is July 24, 1998, with respect to the consolidated financial statements and schedule of Maxtor Corporation (a wholly-owned subsidiary of Hyundai Electronics America) for the year ended March 30, 1996, included in its Registration Statement on Form S-1 (No. 333-56099), filed with the Securities and Exchange Commission.


                                       ERNST & YOUNG LLP

                                       /s/ ERNST & YOUNG LLP

San Jose, California
August 5, 1998